Exhibit 99.1

Physicians Formula Appoints Padraic Spence to the Company's Board

AZUSA, Calif., April 24, 2009 -- Physicians Formula Holdings, Inc. (NASDAQ: FACE) ("Physicians Formula" or the "Company") today announced that it has appointed Padraic Spence, to join the Company's Board of Directors effective April 24, 2009. Mr. Spence will be replacing Sonya Brown who is resigning as a director, effective April 24, 2009, to devote more time to her other business activities.  Mr. Spence has been appointed to the Company’s Audit, Compensation, Nominating and Corporate Governance Committees.

Mr. Spence is currently working as a consultant to the consumer packaged goods industry. From January 2005 to January 2009, Mr. Spence served as the President of Levlad LLC, a manufacturer and marketer of premium quality cosmetics and over-the-counter pharmaceuticals, and a director of Natural Products Group, the parent company of Levlad LLC. In 1995, Mr. Spence founded SPINS, Inc., a market research firm for the health and wellness industry. Mr. Spence was the Chief Executive Officer and Chairman of the Board of SPINS, Inc. from 1995 through 2004. He began his career in 1992 as Vice President of Kashi Company, a division of Kellogg’s and a marketer of ready-to-eat cereals and other grain-based products. Mr. Spence received his M.B.A. from the Harvard Business School and was awarded his A.B. magna cum laude from Harvard College.

"Paddy’s experience in the premium cosmetics industry will be a great complement to the expertise of our existing Board members, and we are very pleased he will be joining our Board. His background researching, analyzing and capitalizing on consumers’ increasing demand for more healthy beauty options will be of particular benefit as we continue to build our Organic wear® franchise,” said Ingrid Jackel, Chief Executive Officer. “We also thank Sonya for her advice and counsel as a dedicated Board member."

“Physicians Formula has a strong history of developing industry-leading ‘masstige’ beauty products that address women’s skin imperfections.  I believe their identity as a problem-solving brand positions them ahead of their peers in an environment where the consumer is faced with difficult spending choices. The Company’s launch of Organic wear® for the ‘masstige’ market was both timely and sage, tapping into the sustainable consumer movement that is looking for high-quality, environmentally-friendly beauty products,” stated Mr. Spence.

About Physicians Formula Holdings, Inc.

Physicians Formula is one of the fastest growing cosmetics companies operating in the mass market prestige, or “masstige”, market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in approximately 29,500 stores including stores operated by Wal-Mart, Target, CVS, Walgreens and RiteAid.

(FACE/F)

Contact:	John Mills / Anne Rakunas
ICR, Inc.
(310) 954-1100